Exhibit 15.1

北京BEIJING●上海SHANGHAI●深圳SHENZHEN●香港HONG KONG●广州GUANGZHOU●西安XI’AN

Date: April 24, 2024

To: Tuya Inc.

PO Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Dear Sirs/Madams,

We hereby consent to the reference to our firm under the headings “Item 3. Key Information—Holding Company Structure,” “Item 3. Key Information—PRC Licenses, Permissions and Approvals,” “Item 3. Key Information—3.D. Risk Factors—Risks Related to Our Corporate Structure,” “Item 3. Key Information—3.D. Risk Factors—Risks Related to Doing Business in China,” “Item 4. Information on the Company—4.B. Business Overview—Licenses, Permissions and Approvals” and “Item 4. Information on the Company—4.C. Organizational Structure—Contractual Arrangements with the VIE and the VIE's Registered Shareholders” in Tuya Inc.’s annual report on Form 20-F for the fiscal year ended December 31, 2023 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Jia Yuan Law Offices

Jia Yuan Law Offices